EXHIBIT 99(a)

April 25, 2003

Mooresville, NC—The Board of Directors of Coddle Creek Financial Corp., at their April 24, 2003 meeting, declared a quarterly dividend of 25 cents per share of outstanding common stock to be paid to shareholders of record date May 15, 2003. The dividends will be paid on May 29, 2003.